NEWS	Exhibit 99.1

Mark W. Seymour, Jr.
Vice President, Investor Relations
(813) 830-5311

•
Bloomin’ Brands, Inc. Announces Third Quarter Adjusted Diluted Earnings per Share of $0.08, an Increase of $0.06 Over The Third Quarter of 2011; GAAP Diluted Loss per Share was $0.31, a Decrease of $0.32 Compared to 2011

•	Reports Tenth Consecutive Quarter of Positive Comparable Restaurant Sales Growth for All Core Domestic Concepts and Raises Full-year Guidance for 2012

TAMPA, Fla., Nov 7, 2012 - Bloomin’ Brands, Inc. (Nasdaq:BLMN) today reported financial results for the third quarter ended September 30, 2012.

Key highlights for the quarter include the following:

•
Third quarter Adjusted diluted earnings per share of $0.08 per share, a $0.06 increase from the same quarter in 2011. Diluted (loss) earnings per share of $(0.31), a decrease of $0.32 as compared with the third quarter of 2011, was driven primarily by costs associated with the Company’s initial public offering (“IPO”) that was completed during the third quarter.

	THREE MONTHS ENDED SEPTEMBER 30,
	2012	2011	$ Change
Diluted (loss) earnings per share	$(0.31)	$0.01	$(0.32)
Adjustments (1)	0.39	0.01	0.38
Adjusted diluted earnings per share	$0.08	$0.02	$0.06
_________________

(1)
See Reconciliations of Non-GAAP Measurements to U.S. GAAP Results included later in this release. Adjustments for the third quarter of 2012 primarily related to certain IPO related expenses as well as management fees and expenses and a loss on debt extinguishment.

•	Total revenues increased by 2.7% to $952.9 million.

•	Blended domestic comparable restaurant sales for Company-owned restaurants grew by 3.6% for the Company’s four core concepts, driven by a 2.5% traffic increase.

•
Restaurant operating margins (calculated as restaurant sales less cost of sales, labor and other related costs and other restaurant operating expenses) were 13.5%, a decrease of 0.2% from the third quarter of 2011.

•
Adjusted income from operations was $35.3 million as compared to $23.5 million in the third quarter of 2011, an increase of 50.1%. The Company generated a loss from operations of $11.5 million as compared to income from operations of $21.0 million in the same quarter in the prior year.

•
Adjusted net income attributable to Bloomin’ Brands, Inc. increased to $9.3 million as compared to $2.7 million in the same period in 2011. Net loss attributable to Bloomin’ Brands, Inc. was $35.9 million as compared to net income attributable to Bloomin’ Brands, Inc. of $0.6 million in the same period in 2011.

•
The Company continued to focus on brand investments, renovating 54 Outback Steakhouse restaurants and opening ten new locations: five Bonefish Grill restaurants, two Carrabba’s Italian Grill restaurants, two Company-owned international Outback Steakhouse restaurants and one international Outback Steakhouse franchise location.

Elizabeth Smith, Chairman of the Board and CEO, said, “Our results for the third quarter further demonstrate that we have a clear focus at Bloomin’ Brands and continue to validate our strategic plan.  We had positive growth in comparable restaurant sales for all of our core domestic concepts and we opened 10 new restaurants across the system.  This combination of sales and restaurant growth, coupled with the continued success of our productivity initiatives, leads us to believe that year-end results will be stronger than originally expected.”

Third Quarter 2012 Financial Results

The following summarizes the Company’s results for the third quarter ended September 30, 2012 compared to the same quarter last year:

•
Total revenues increased by 2.7% to $952.9 million. This increase was primarily due to increases in customer traffic and modest menu price increases. Traffic increases were driven by menu enhancements and promotions throughout the Company’s concepts and innovations and improvements in customer service. In addition, traffic benefited from weekend lunch expansions and additional renovations at Outback Steakhouse restaurants. Restaurant sales also increased due to the addition of 23 new locations that were not included in the comparable restaurant sales base. This was partially offset by the sale (and franchise conversion) of nine Company-owned Outback Steakhouse restaurants in Japan in October 2011 and from closing six restaurants since September 30, 2011.

•	Blended domestic comparable restaurant sales for Company-owned restaurants grew by 3.6% for the Company’s four core concepts. Results for Company-owned restaurants, by concept, were as follows:

THREE MONTHS ENDED SEPTEMBER 30, 2012	COMPANY- OWNED
Domestic comparable restaurant sales (stores open 18 months or more)
Outback Steakhouse	4.5%
Carrabba’s Italian Grill	1.0%
Bonefish Grill	3.5%
Fleming’s Prime Steakhouse and Wine Bar	4.1%

•
The number of weekdays and weekend days, as well as the timing of holidays, can impact the Company’s reported comparable restaurant sales. During the third quarter of 2012, there was no material trading day impact on blended domestic comparable restaurant sales for Company-owned restaurants.

•
Restaurant operating margins were 13.5% in the current quarter as compared with 13.7% in the third quarter of 2011, or a 0.2% decrease.  This decrease was primarily attributable to higher labor costs associated with deferred compensation plans as a result of improved stock market performance. Improvements in sales leveraging and productivity initiative savings served to offset increased food costs driven by inflation and increased employee wages for training related to new day part roll-outs and new restaurant openings.

•
Adjusted net income attributable to Bloomin’ Brands, Inc. increased to $9.3 million as compared to $2.7 million in the same period in 2011. The increase was driven in part by the impact of increased restaurant sales, coupled with a gain from the settlement of a lawsuit and certain expense timing favorability that will reverse in the fourth quarter of 2012. Net loss attributable to Bloomin’ Brands, Inc. was $35.9 million as compared to net income attributable to Bloomin’ Brands, Inc. of $0.6 million in the same period in 2011. The current quarter loss was primarily due to costs incurred in conjunction with the Company’s IPO as well as debt extinguishment costs resulting from the early repayment by OSI Restaurant Partners, LLC (“OSI”), the Company’s wholly-owned subsidiary, of its 10% Senior Notes (“Senior Notes”).

Other Third Quarter 2012 Events

On August 13, 2012, the Company completed its initial public offering of 16 million shares of common stock at a public offering price of $11.00 per share. The Company issued and sold 13 million shares and certain of the Company’s stockholders sold three million shares. The net proceeds received from the sale of common stock shares in the IPO, after deducting underwriter discounts and commissions and expenses payable by the Company, were approximately $130.2 million and were used to retire the Senior Notes, as described below. On September 6, 2012, the underwriters associated with the IPO exercised their option to purchase an additional 2.4 million shares at $11.00 per share. As a result, the Company issued and sold an additional 1.2 million shares and selling stockholders sold an additional 1.2 million shares on September 11, 2012, and net proceeds received from the sale, after deducting underwriter discounts and commissions payable by the Company, were approximately $12.3 million. No proceeds were received by the Company from the sale of the selling stockholders’ shares.

During the third quarter of 2012, OSI retired the aggregate outstanding principal amount of its Senior Notes through a combination of a tender offer and early redemption call. The Senior Notes retirement was funded using a portion of the net proceeds from the Company’s IPO together with cash on hand. OSI paid an aggregate of $259.8 million to retire the Senior Notes which included $248.1 million in aggregate outstanding principal, $6.5 million of prepayment premium and early tender incentive fees and $5.2 million of accrued interest. The Senior Notes were satisfied and discharged on August 13, 2012. As a result of these transactions, the Company recorded a pre-tax loss from the extinguishment of debt of $9.0 million in the third quarter of 2012, which included $2.4 million for the write-off of unamortized deferred financing fees that related to the extinguished Senior Notes.

Recent Events and Other Information

On October 26, 2012, OSI completed a refinancing of its outstanding senior secured credit facilities. The new facilities consist of a $1.0 billion term loan B and a $225.0 million revolving credit facility maturing seven and five years, respectively, after the closing date.

Fiscal 2012 Financial Outlook

Below are the Company’s revised expectations for the full-year 2012:

•	Comparable restaurant sales growth in excess of 3%.

•	Total revenues of approximately $4 billion representing an increase of approximately 4%.

•	Adjusted income from operations of at least $239 million and Income from operations of at least $176 million, which includes significant expenses resulting from the Company’s IPO.

•
Adjusted net income attributable to Bloomin’ Brands, Inc. of at least $110 million. This assumes a full year effective tax rate of between 18% and 20%. Net income attributable to Bloomin’ Brands, Inc. of approximately $45 million, including expenses described above. Both of these include approximately $2.2 million of additional interest expense, after-tax, primarily related to the new senior secured credit facilities.

•	Based on the Adjusted net income attributable to Bloomin’ Brands, Inc. expectation above, Adjusted diluted earnings per share of at least $0.95.

Selected Preliminary Fiscal 2013 Financial Outlook

Below are the Company’s current expectations for the full-year 2013:

•	Comparable restaurant sales growth of at least 3%.

•	Total revenues of approximately $4.2 billion representing an increase of approximately 5%.

•	Commodity inflation of approximately 3% to 5%.

Conference Call

The Company will host a conference call on Thursday, November 8, 2012 at 9:00 AM EST. The conference call can be accessed live over the telephone by dialing (888) 822-9375 or (817) 727-4626 for international callers. A replay will be available beginning two hours after the call and can be accessed by dialing (855) 859-2056 or (404) 537-3406 for international callers; the conference ID is 53183354. The replay will be available until Friday, December 7, 2012. The call will also be webcast live from the Company’s website at http://www.bloominbrands.com under the investor relations section. A replay of this webcast will be available on the Company’s website for 30 days following the call.

About Bloomin’ Brands, Inc.

The Company is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has five founder-inspired concepts: Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse and Wine Bar and Roy’s, with all except Roy’s considered core concepts. The Company owns and operates 1,259 restaurants and has 197 restaurants operating under a franchise or joint venture arrangement across 48 states and 20 countries and territories as of September 30, 2012. For more information, please visit www.bloominbrands.com.

Forward-Looking Statements

Certain statements contained herein, including statements under the headings “Fiscal 2012 Financial Outlook” and “Selected Preliminary Fiscal 2013 Financial Outlook” are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “feels,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statements. These risks and uncertainties include, but are not limited to: price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; inflation or deflation; increases in unemployment rates and taxes; increases in labor and health insurance costs; changes in consumer tastes and the level of acceptance of the Company’s restaurant concepts (including consumer acceptance of prices); consumer reaction to public health issues; consumer perception of food safety; local, regional, national and international economic conditions; consumer confidence and spending patterns; the seasonality of the Company’s business; weather, acts of God and other disasters; demographic trends; the cost of advertising and media; government actions and policies; interest rate changes, compliance with debt covenants and the Company’s ability to make debt payments; the availability of credit presently arranged from the Company’s revolving credit facilities; and the future cost and availability of credit.  Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its Prospectus filed with the Securities and Exchange Commission on August 8, 2012.  The Company assumes no obligation to update any forward-looking statement, except as may be required by law.

Note: Numerical figures included in this release have been subject to rounding adjustments.

BLOOMIN’ BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	(unaudited)		(unaudited)
	2012	2011	2012	2011
Revenues
Restaurant sales	$943,260	$919,093	$2,958,747	$2,858,235
Other revenues	9,656	9,182	30,661	27,391
Total revenues	952,916	928,275	2,989,408	2,885,626
Costs and expenses
Cost of sales	309,420	300,140	960,751	922,907
Labor and other related	270,011	262,345	834,912	820,466
Other restaurant operating	236,318	230,268	686,160	669,117
Depreciation and amortization	38,347	37,807	116,454	114,558
General and administrative	111,633	76,881	259,851	208,007
Provision for impaired assets and restaurant closings	—	1,208	9,089	5,139
Income from operations of unconsolidated affiliates	(1,268)	(1,416)	(5,392)	(7,057)
Total costs and expenses	964,461	907,233	2,861,825	2,733,137
(Loss) income from operations	(11,545)	21,042	127,583	152,489
Loss on extinguishment of debt	(8,956)	—	(11,807)	—
Other income (expense), net	83	1,234	(46)	1,490
Interest expense, net	(21,173)	(20,674)	(66,184)	(62,559)
(Loss) income before (benefit) provision for income taxes	(41,591)	1,602	49,546	91,420
(Benefit) provision for income taxes	(7,836)	234	8,905	15,494
Net (loss) income	(33,755)	1,368	40,641	75,926
Less: net income attributable to noncontrolling interests	2,111	789	9,068	6,452
Net (loss) income attributable to Bloomin’ Brands, Inc.	$(35,866)	$579	$31,573	$69,474

Net (loss) income	$(33,755)	$1,368	$40,641	$75,926
Other comprehensive (loss) income:
Foreign currency translation adjustment	6,710	(15,526)	3,197	(8,381)
Comprehensive (loss) income	(27,045)	(14,158)	43,838	67,545
Less: comprehensive income attributable to noncontrolling interests	2,111	789	9,068	6,452
Comprehensive (loss) income attributable to Bloomin’ Brands, Inc.	$(29,156)	$(14,947)	$34,770	$61,093

Net (loss) income attributable to Bloomin’ Brands, Inc. per common share:
Basic	$(0.31)	$0.01	$0.29	$0.65
Diluted	$(0.31)	$0.01	$0.28	$0.65
Weighted average common shares outstanding:
Basic	114,331	106,333	109,028	106,188
Diluted	114,331	106,731	111,145	106,491

Supplemental Balance Sheet Information (in thousands)

	SEPTEMBER 30,	DECEMBER 31,
	2012	2011
	(unaudited)
Cash and cash equivalents (1)	$168,275	$482,084
Net working capital (deficit) (2) (3)	(201,879)	(248,145)
Total assets	2,898,625	3,353,936
Total debt, net (3) (4)	1,574,754	2,109,290
Total stockholders’ equity (5)	219,241	40,297
_________________

(1)	Excludes restricted cash.

(2)
The Company has, and in the future may continue to have, negative working capital balances (as is common for many restaurant companies). The Company operates successfully with negative working capital because cash collected on restaurant sales is typically received before payment is due on its current liabilities and its inventory turnover rates require relatively low investment in inventories. Additionally, ongoing cash flows from restaurant operations and gift card sales are used to service debt obligations and for capital expenditures.

(3)
On June 14, 2007, Private Restaurant Properties, LLC, an indirect wholly-owned subsidiary, entered into a commercial mortgage-backed securities loan (the “CMBS Loan”) totaling $790.0 million, which had a maturity date of June 9, 2012. Effective March 27, 2012, New Private Restaurant Properties, LLC and two of the Company’s other indirect wholly-owned subsidiaries entered into a new commercial mortgage-backed securities loan (the “2012 CMBS Loan”) totaling $500.0 million and used the proceeds, together with the proceeds from a sale-leaseback transaction and existing cash, to repay the CMBS Loan. The 2012 CMBS Loan and the repayment of the CMBS Loan are collectively referred to as the “CMBS Refinancing.” The 2012 CMBS Loan is a five-year loan maturing on April 10, 2017. As a result of the CMBS refinancing, the net amount repaid along with scheduled maturities within one year, $281.3 million, was classified as current at December 31, 2011.

(4)
During the third quarter of 2012, OSI retired the aggregate outstanding principal amount of its Senior Notes through a combination of a tender offer and early redemption call. The Senior Notes retirement was funded using a portion of the net proceeds from the Company’s IPO together with cash on hand. OSI paid an aggregate of $259.8 million to retire the Senior Notes which included $248.1 million in aggregate outstanding principal, $6.5 million of prepayment premium and early tender incentive fees and $5.2 million of accrued interest. The Senior Notes were satisfied and discharged on August 13, 2012. As a result of these transactions, the Company recorded a loss from the extinguishment of debt of $9.0 million in the third quarter of 2012, which included $2.4 million for the write-off of unamortized deferred financing fees that related to the extinguished Senior Notes.

(5)
On August 13, 2012, the Company completed an IPO in which (i) the Company issued and sold an aggregate of 14,196,845 shares of common stock (including 1,196,845 shares sold pursuant to an underwriters’ option to purchase additional shares) at a price to the public of $11.00 per share for aggregate gross offering proceeds of $156.2 million and (ii) certain of the Company’s stockholders sold 4,196,845 shares of the Company’s common stock (including 1,196,845 shares pursuant to the underwriters’ option to purchase additional shares) at a price to the public of $11.00 per share for aggregate gross offering proceeds of $46.2 million. The Company received net proceeds in the offering of approximately $142.5 million after deducting underwriting discounts and commissions of approximately $9.4 million on the Company’s sale of shares and $4.3 million of offering related expenses payable by the Company. The Company did not receive any proceeds from the sale of shares of common stock by the selling stockholders. All of the net proceeds, together with cash on hand, have been applied to the retirement of the Senior Notes.

Reconciliations of Non-GAAP Measurements to U.S. GAAP Results (unaudited)

In addition to the results provided in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), the Company has provided non-GAAP measures which present operating results in 2012 and 2011 on an adjusted basis. These are supplemental measures of profitability that are not required by or presented in accordance with U.S. GAAP. They are not measurements of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to (Loss) income from operations, Net (loss) income, Diluted (loss) earnings per share or any other performance measures derived in accordance with U.S. GAAP.

The Company provides these adjusted operating results because it believes they are useful for investors to assess the operating performance of the Company’s business without the effect of certain charges. For 2011 and through September 30, 2012, these charges include transaction-related expenses primarily attributable to costs incurred in association with the IPO, the refinancing of debt and other deal costs, management fees paid to the management company associated with the Company’s sponsors and founders, loss on the extinguishment of debt and the tax effect of these items. The use of these measures permits a comparative assessment of the Company’s operating performance relative to its performance based on its U.S. GAAP results, while isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Management believes that these measures facilitate company-to-company comparisons within the industry by eliminating some of these foregoing variations. These measures as presented may not be comparable to other similarly-titled measures of other companies, and the Company’s presentation of them should not be construed as an inference that the Company’s future results will be unaffected by excluded or unusual items.

Reconciliations of Non-GAAP Financial Measures - Adjusted Income from Operations, Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles Adjusted (loss) income from operations, Adjusted net (loss) income attributable to Bloomin’ Brands, Inc. and Adjusted diluted (loss) earnings per share, for the three and nine months ended September 30, 2012 and 2011 to their respective most comparable GAAP measures (in thousands):

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2012	2011	2012	2011
(Loss) income from operations	$(11,545)	$21,042	$127,583	$152,489
Transaction-related expenses (1)	37,726	112	44,487	681
Management fees and expenses (2)	9,159	2,384	13,776	6,910
Adjusted income from operations	$35,340	$23,538	$185,846	$160,080

Net (loss) income attributable to Bloomin’ Brands, Inc.	$(35,866)	$579	$31,573	$69,474
Transaction-related expenses (1)	37,726	112	44,487	681
Management fees and expenses (2)	9,159	2,384	13,776	6,910
Loss on extinguishment of debt (3)	8,956	—	11,807	—
Total adjustments, before income taxes	55,841	2,496	70,070	7,591
Income tax effect of adjustments (4)	(10,660)	(414)	(13,377)	(1,260)
Net adjustments	45,181	2,082	56,693	6,331
Adjusted net income attributable to Bloomin’ Brands, Inc.	$9,315	$2,661	$88,266	$75,805

Diluted (loss) earnings per share	$(0.31)	$0.01	$0.28	$0.65
Adjusted diluted earnings per share	$0.08	$0.02	$0.79	$0.71

Diluted shares outstanding	114,331	106,731	111,145	106,491
_________________

(1)
Transaction-related expenses primarily relate to costs incurred in association with the IPO, the refinancing of debt and other deal costs. The expenses related to the IPO primarily include certain executive compensation costs and non-cash stock compensation charges recorded upon completion of the IPO.

(2)
Represents management fees and out-of-pocket and other reimbursable expenses paid to a management company owned by the Company’s investor group comprised of funds advised by Bain Capital Partners, LLC and Catterton Management Company, LLC and Chris T. Sullivan, Robert D. Basham and J. Timothy Gannon under a management agreement with the Company. In accordance with the terms of an amendment to this agreement, it terminated immediately prior to the completion of the Company’s IPO, and a termination fee of $8.0 million was paid to the management company in the third quarter of 2012, in addition to a pro-rated periodic fee.

(3)	Loss on extinguishment of debt is related to the refinancing of the CMBS Loan completed in the first quarter of 2012 and the retirement of the Senior Notes in the third quarter of 2012.

(4)
Income tax effect of adjustments for the three and nine months ended September 30, 2012 were calculated using the Company’s expected full-year effective tax rate of 19.1%.  Income tax effect of adjustments for the three and nine months ended September 30, 2011 were calculated using the Company’s full-year 2011 effective tax rate of 16.6%.

Comparative Store Information

The table below presents the number of the Company’s restaurants in operation at the end of the periods indicated:

	SEPTEMBER 30,
	2012	2011
Number of restaurants (at end of the period):
Outback Steakhouse
Company-owned - domestic	666	669
Company-owned - international	115	120
Franchised - domestic	106	106
Franchised and development joint venture - international	83	68
Total	970	963
Carrabba’s Italian Grill
Company-owned	232	232
Franchised	1	1
Total	233	233
Bonefish Grill
Company-owned	160	145
Franchised	7	7
Total	167	152
Fleming’s Prime Steakhouse and Wine Bar
Company-owned	64	64
Roy’s
Company-owned	22	22
System-wide total	1,456	1,434

SOURCE: Bloomin’ Brands, Inc.